Exhibit 99.1

CONTACT:	Thomas T. Hendrickson	Investor/Press Relations:
	Chief Administrative Officer and	Chad A. Jacobs/Mike Fox
	Chief Financial Officer	Integrated Corporate Relations, Inc.
	The Sports Authority, Inc.	203-682-8200
720-475-2293

SPORTS AUTHORITY ANNOUNCES PROMOTION OF DAVID CAMPISI TO PRESIDENT OF THE COMPANY

Englewood, CO - September 14, 2005 - The Sports Authority, Inc. (NYSE: TSA) announced today that David Campisi, has been promoted to President of the Company.  Mr. Campisi joined Sports Authority in November 2004 as the President of Merchandising.  In his new position he will continue to be responsible for all merchandising, planning, allocation and replenishment efforts, and will now assume responsibility for the advertising and marketing departments. Mr. Campisi will continue to report to Doug Morton, Chairman and Chief Executive Officer of Sports Authority.

Mr. Morton stated, “I am pleased to announce David’s promotion to President of the Company.  David has been a tremendous addition to our senior management team, and in a short period of time, he has made many significant contributions to our Company, particularly in driving sales, improving our supply chain and managing the reduction of the Company’s overall inventory. We look forward to his continued leadership and we remain encouraged about the many opportunities that still lie ahead.”

The Sports Authority, headquartered in Englewood, CO, is one of the nation’s largest full-line sporting goods retailers offering a comprehensive high-quality assortment of brand name sporting apparel and equipment at competitive prices. As of July 30, 2005, The Sports Authority operated 392 stores in 45 states under The Sports Authority®, Gart Sports®, Sportmart® and Oshman’s® names. The Company’s e-tailing websites, located at thesportsauthority.com, gartsports.com, sportmart.com and oshmans.com, are operated by GSI Commerce, Inc. under license and e-commerce agreements. In addition, the Company maintains a joint venture partnership with AEON, Ltd., which operates “The Sports Authority” stores in Japan under a licensing agreement.